Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Partners of Essex Portfolio, L.P. and Board of Directors of Essex Property Trust, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333‑227600-01) on Form S-3 of Essex Portfolio, L.P. of our report dated February 20, 2020, with respect to the consolidated balance sheets of Essex Portfolio, L.P. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedules III, which report appears in the December 31, 2019 annual report on Form 10‑K of Essex Property Trust, Inc. and Essex Portfolio, L.P.

Our report with respect to the consolidated financial statements and financial statement schedule of Essex Portfolio, L.P. makes reference to Essex Portfolio, L.P. changing its method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842) and Accounting Standards Update No. 2018-11, Leases (Topic 842): Targeted Improvements and changing its method of accounting for the derecognition of nonfinancial assets as of January 1, 2018 due to the adoption of the Accounting Standard Codification Topic 610-20, Gains and Losses from the Derecognition of Nonfinancial Assets.
/s/ KPMG LLP
San Francisco, California
February 20, 2020